Exhibit 99.1

Leadership Team,

I want to say thank you for the incredible effort you are giving as we remain focused on delivering a strong “First 100 Days.”

I also want to let you know that the Company and I are making some public filings today with the SEC that relate to some of my family members. Two of my family members, who have been stockholders with me at Coca-Cola Consolidated for many years, have requested and been given changes in the registration of their shares to provide them with flexibility in how those shares are owned and able to be sold for purposes of estate planning and potential asset diversification.

I can’t speak to what their plans may be with regards to any future sale of shares, but I want you to know that I do not intend to sell any of my shares. My plan is to continue holding my shares for the long term and to ultimately pass my shares on to my children. Additionally, I want you to know that this is not part of a sale or a change in voting control of the Company. I continue to maintain voting control of Coca-Cola Consolidated with approximately 71% of the vote.

My family has been a Coca-Cola bottler for over 120 years. It has truly been a calling for our family, and my direct family and I remain fully committed to this great Company for the long-term. We have an incredible opportunity—all of us—to grow this Company and to have influence and impact for good, for God, and for growth.

Thank you for all you do,

/s/ Frank

Frank